Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE September 11, 2014	Media contacts: Ray McConville 908-559-3504 raymond.mcconville@verizon.com

Robin Nicol 908-559-7515 robin.nicol@verizonwireless.com

Verizon Comments on Strong Customer Growth in Wireless

NEW YORK – Verizon Communications Inc. (NYSE, Nasdaq: VZ) continues to see strong adoption of 4G smartphones and tablets in third-quarter 2014, according to comments made today by Chairman and CEO Lowell McAdam at an investor conference here.

McAdam said that retail postpaid net additions are more than 40 percent higher in the quarter-to-date than a year ago. In third-quarter 2013, Verizon reported 927,000 retail postpaid net additions. The percentage of customers choosing the Verizon Edge early-upgrade plan so far in third-quarter 2014 is similar to the rate in first-quarter 2014, which was approximately 12 percent of total phone activations.

Verizon News Release, page 2

Verizon expects strong customer growth and low Edge adoption rate this quarter to date to put some pressure on the wireless segment EBITDA service margin (non-GAAP) on a sequential basis. In second-quarter 2014, Verizon reported a wireless segment EBITDA service margin of 50.3 percent.

In wireline, FiOS continues to drive consumer revenue growth, while enterprise and wholesale growth remain under pressure. Although Verizon has made progress in expanding the wireline segment EBITDA margin (non-GAAP) in the first half of 2014, the company expects some quarter-to-quarter fluctuations due to seasonality and the timing of non-recurring billings and costs. Verizon reiterated that the company remains on track to achieve full-year expansion of the wireline segment EBITDA margin.

Verizon will report third-quarter 2014 results on Tuesday, Oct. 21.

NOTE: See the accompanying schedules and www.verizon.com/about/investors/ for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this document.

Verizon Communications Inc. (NYSE, Nasdaq: VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to consumer, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, with 104.6 million retail connections nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers integrated business solutions to customers in more than 150 countries. A Dow 30 company with more than $120 billion in 2013 revenues, Verizon employs a diverse workforce of 177,800. For more information, visit www.verizon.com/news/.

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Verizon News Release, page 3

Cautionary Statement Regarding Forward-Looking Statements

In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “hopes” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, along with those discussed in our filings with the Securities and Exchange Commission (the “SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the ability to realize the expected benefits of our transaction with Vodafone in the timeframe expected or at all; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; significantly increased levels of indebtedness as a result of the Vodafone transaction; changes in tax laws or treaties, or in their interpretation; adverse conditions in the U.S. and international economies; material adverse changes in labor matters, including labor negotiations, and any resulting financial and/or operational impact; material changes in technology or technology substitution; disruption of our key suppliers’ provisioning of products or services; changes in the regulatory environment in which we operate, including any increase in restrictions on our ability to operate our networks; breaches of network or information technology security, natural disasters, terrorist attacks or acts of war or significant litigation and any resulting financial impact not covered by insurance; the effects of competition in the markets in which we operate; changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; significant increases in benefit plan costs or lower investment returns on plan assets; and the inability to implement our business strategies.

Verizon Communications Inc.

Wireless Reconciliations

(dollars in millions)

Unaudited	3 Months Ended 6/30/14

Wireless Segment EBITDA
Operating Income	$ 6,985
Add: Depreciation and amortization expense	2,107

Wireless Segment EBITDA	$ 9,092

Wireless total operating revenues	$ 21,483

Wireless service revenues	$ 18,078

Wireless Operating Income Margin	32.5%

Wireless Segment EBITDA Service Margin	50.3%

Wireline Reconciliations

	(dollars in millions)

Unaudited	3 Months Ended 3/31/14	3 Months Ended 6/30/14

Wireline Segment EBITDA
Operating Income	$ 147	$ 259
Add: Depreciation and amortization expense	2,033	2,005

Wireline Segment EBITDA	$ 2,180	$ 2,264

Wireline total operating revenues	$ 9,790	$ 9,759

Wireline Operating Income Margin	1.5%	2.7%

Wireline Segment EBITDA Margin	22.3%	23.2%